Exhibit 99.1
Contact:
Kearstin Patterson
Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics, Inc. Announces
Patent Allowance from the United States Patent and Trademark Office for
PDGF Compositions Patent
- Expanded protection for Augment™, Augment™ Injectable and GEM 21S® until 2024 -
Franklin, Tenn. — November 21, 2008 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) announced today the United States Patent Office has allowed the Company’s U.S. patent application No. 11/159,533 titled “Platelet-Derived Growth Factor Compositions and Methods of Use Thereof”. The allowed claims within this patent application cover compositions of platelet derived growth factor (PDGF) combined with matrix materials having defined characteristics, which cover the Company’s novel recombinant protein-device combination product candidates, including Augment™ Bone Graft and Augment™ Injectable Bone Graft. The new patent will remain in force until 2024, during which time it will prohibit the marketing of similar or generic versions of Augment, Augment Injectable, GEM 21S and potentially other products the Company has in development.
“We are tremendously excited by the allowance of this patent. I believe it is one of the Company’s most important accomplishments since our Initial Public Offering” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics, and the inventor named on the patent. “It is a major step in building our patent portfolio and will enable us to exclude potential competitors from marketing PDGF containing products similar to ours containing critical formulations and dosages of PDGF until at least 2024. Allowance of this patent significantly extends the Company’s exclusivity period during which we can realize the full economic benefits of our proprietary PDGF technology platform. Moreover, we have a number of patent applications pending and are optimistic they will lead to additional protection of our technology.”
“With the recent release of our positive pilot clinical trial data on Augment Injectable, the striking ramp-up in patient enrollment in our Augment pivotal clinical trial, our strong cash position, and now the allowance of this patent application, the Company has greatly strengthened our strategic position over the past quarter and once again demonstrated our ability to execute effectively on our vision of becoming the premier franchise in the multi-billion dollar orthobiologics space,” continued Dr. Lynch.

In addition to the recently allowed patent application, the Company also maintains existing protection through patents that are co-owned with and/or exclusively licensed from ZymoGenetics, Inc., and Harvard University. Included among the Company’s co-owned and licensed patents are patents that cover PDGF compositions and their use to promote the regeneration of bone, periodontium, or ligaments.
For additional details on the issuance of the approved patent application, please visit the United Stated Patent Office at http://portal.uspto.gov/external/portal/pair.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing with its product candidates Augment and Augment Injectable in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the arm. The Company’s previously approved product and lead product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
GEM 21S® is the registered trademark of Luitpold Pharmaceuticals, Inc., who now owns and markets that product.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.
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